Exhibit 10.53

Loan and Security Agreement

by and among

GADSDEN GROWTH PROPERTIES, L.P.

As Borrower,

and

GADSDEN GROWTH PROPERTIES, INC.,

As Guarantor,

and

THE LENDERS PARTY TO THIS AGREEMENT,

as Lenders

and

The Pigman Companies, LLC,

as Administrative Agent

dated as of

June 4, 2018

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7.12.	Lending Relationship	22
7.13.	Taxes	23
7.14.	Compliance with Regulation U	23
7.15.	Governmental Regulation	23
7.16.	Place of Business	23
7.17.	Complete Information	23
7.18.	Compliance with Certain Laws	23

SECTION 8. AFFIRMATIVE COVENANTS		24

8.1.	Intentionally Omitted	24
8.2.	Borrower Existence	24
8.3.	Compliance With Laws	25
8.4.	Payment of Taxes and Liabilities	25
8.5.	Maintain Property	25
8.6.	Maintain Insurance	25
8.7.	ERISA Liabilities; Employee Plans	25
8.8.	Financial Statements	26
8.9.	Other Reports	26
8.10.	Collateral Records	26
8.11.	Notice of Proceedings	26
8.12.	Environmental Matters	27
8.13.	Administration of the Rights to Payment and Pledged Collateral	27
8.14.	Further Assurances	28

SECTION 9. NEGATIVE COVENANTS		28

9.1.	Debt	28
9.2.	Encumbrances	28
9.3.	Investments	28
9.4.	Transfer; Merger; Sales	28
9.5.	Related Party Distributions	29
9.6.	Transactions with Affiliates	29
9.7.	Cancellation of Debt	29
9.8.	Inconsistent Agreements	29
9.9.	Business Activities; Change of Legal Status and Organizational Documents	29

SECTION 10. EVENTS OF DEFAULT		29

10.1.	Nonpayment of Obligations	29
10.2.	Misrepresentation	29
10.3.	Nonperformance	30
10.4.	Default under Loan Documents	30
10.5.	Default under Other Debt	30
10.6.	Other Material Obligations	30
10.7.	Bankruptcy, Insolvency, etc.	30
10.8.	Change in Control	30
10.9.	Collateral Impairment	31
10.10.	Cash Shortfall	31
10.11.	Guaranty	31

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SECTION 11. REMEDIES		31

11.1.	General Remedies	31
11.2.	Possession and Assembly of Collateral	32
11.3.	Sale of Collateral	32
11.4.	Standards for Exercising Remedies	32
11.5.	UCC and Offset Rights	33
11.6.	Additional Remedies	33
11.7.	[RESERVED]	35
11.8.	No Marshaling	35
11.9.	Application of Proceeds	35
11.10.	No Waiver	35

SECTION 12. ADMINISTRATIVE AGENT		36

12.1.	Appointment	35
12.2.	Rights as a Lender	36
12.3.	Duties and Obligations	37
12.4.	Reliance	38
12.5.	Actions through Sub-Agents	38
12.6.	Resignation	39
12.7.	Non-Reliance	39
12.8.	Not Partners or Co-Venturers; Administrative Agent as Representative of the Lenders	40
12.9.	Credit Bidding	41
12.10.	Indemnification	41
12.11.	Administrative Agent Fee	42

SECTION 13. INDEMNIFICATION		43

13.1.	Obligation to Indemnify	43
13.2.	Contribution	43
13.3.	Payment of Obligation	43
13.4.	Survival	43

SECTION 14. EQUITY BONUS FEE		43

14.1.	Issuance of Stock	43
14.2.	Reservation of Shares	44
14.3.	Survival	44

SECTION 15. MISCELLANEOUS		44

15.1.	Obligations Absolute	44
15.2.	Entire Agreement	44
15.3.	Amendments; Waivers	45
15.4.	WAIVER OF DEFENSES	45
15.5.	FORUM SELECTION AND CONSENT TO JURISDICTION	45
15.6.	Assignability	45
15.7.	Confirmations	46
15.8.	Binding Effect	46
15.9.	Governing Law	46
15.10.	Enforceability	46

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15.11.	Survival of Borrower Representations	46
15.12.	Extensions of Lenders’ Commitment	46
15.13.	Time of Essence	46
15.14.	Counterparts; Facsimile Signatures	47
15.15.	Notices	47
15.16.	Costs, Fees and Expenses	47
15.17.	Revival and Reinstatement of Obligations	48
15.18.	Customer Identification - USA Patriot Act Notice	48

SCHEDULES

A	Initial Real Estate Assets

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of June 4, 2018 (the “Agreement”), is executed by and among Gadsden Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Gadsden Growth Properties, Inc., a Maryland corporation (the “Guarantor”), which have their chief executive office located at 15150 N. Hayden Road, Suite 220, Scottsdale, AZ 85260, lenders that are from time to time party to this Agreement (the “Lenders” and, each, a “Lender”) and The Pigman Companies, LLC, a California limited liability company (“TPC”), as administrative agent for the Lenders (in such capacity and together with any successor administrative agent appointed pursuant to Section 12.6, the “Administrative Agent”).

RECITALS:

A.           The Borrower desires to borrow funds and obtain other financial accommodations from the Lenders.

B.           Pursuant to the Borrower’s request, the Lenders are willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Lenders, and the Lenders agrees to lend to the Borrower, subject to and upon the following terms and conditions:

AGREMENTS:

SECTION 1.	DEFINITIONS.

1.1.        Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Acquisition Debt” shall mean any Debt that is incurred by the Borrower or any Subsidiary with respect to the acquisition of any investment in real estate or property, including assets that are related thereto and costs, fees and expenses that are paid at or after the closing from the proceeds of such Debt.

“Additional Debt Notice” shall have the meaning set forth in Section 9.1 hereof.

"Administrative Agent" means The Pigman Companies, LLC, a California limited liability company, acting in such capacity, or any successor of it appointed under Section 12.6;

“Advance” and “Advances” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Lenders, or any of them, to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any executive officer or director of such Person, and (c) with respect to the Lenders, any entity administered or managed by the Lenders, or an Affiliate or investment advisor thereof. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Approved Budget” shall have the meaning set forth in Section 2.1(a) hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrower Organizational Documents” means the Certificate of Limited Partnership of the Borrower dated as of November 7, 2016, and the amended and restated limited partnership agreement of the Borrower in effect on the date of this Agreement, as each may be and may from time to time be amended, modified, supplemented or restated.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) 840, as amended from time to time, or, if such standard is not then in effect, such standard as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, money market and similar accounts that are customarily offered by commercial banks; and obligations of the U.S. government or certificates of deposit that have a maturity of not more than 90 days from the date of determination.

“Change in Control” shall mean the occurrence of any of the following events: (a) Guarantor shall cease to control the Borrower; or (b) any one Person becomes the beneficial owner of more than 50% of the Common Stock of Guarantor (determined on a fully diluted basis) or the right to vote or elect a majority of the board of directors of the Guarantor. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

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“Claims and Losses” shall have the meaning set forth in Section 13.1 hereof.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Common Stock” shall have the meaning set forth in Section 14.1 hereof

“Common Stock Minimum Price” shall mean $1.00; provided, that such price shall not be less than minimum price per share that the Board of Directors of the Guarantor may legally issue shares of Common Stock on the date of each applicable Loan.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value or services received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

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“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the forgoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business.

“Debt Instrument” shall mean a negotiable Instrument or any other writing that evidences Borrower’s right to the payment of a monetary obligation.

“Default Rate” shall mean a per annum rate of interest equal to the Interest Rate plus five percent (5%).

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 10 hereof.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Debt” shall mean any Debt that encumbers or is associated with any investment by the Borrower or any of its Subsidiaries in real estate or property, including assets that are related thereto, to the extent such Debt exists prior to or as of the date of such investment.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guaranty” shall have the meaning set forth in Section 3.1 hereof.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Lenders and any Affiliate or Subsidiary of the Lenders, and each of their Related Parties.

“Initial Real Estate Assets” shall mean the assets described on Schedule A.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

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“Interest Rate” means a per annum rate of interest equal to ten percent (10%) based on a 360 day year or, if lower, by the maximum amount permitted by applicable law.

“Interest Share Amount” means the total number of shares of Common Stock issuable in connection with the payment of accrued interest, which shall be equal to (x) the total amount of accrued and unpaid interest divided by (y) a price per share equal to the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the Maturity Date, rounded up to the nearest whole share of Common Stock.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Lender Commitment Amount” of a Lender, means the maximum amount of the Loans that such Lender will make under this Agreement, as set forth on the signature page of such Lender, which may be increased only with the consent of such Lender.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet, or in the notes thereto, of the Borrower prepared in accordance with GAAP.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquidity Event” means (a) any sale, lease or other disposition of any asset of the Borrower or any subsidiary thereof (other than a sale, lease or other disposition to a wholly-owned subsidiary or Affiliate of the Borrower), whether alone or in the aggregate with other sales, leases or other dispositions, resulting in net cash proceeds payable to the Borrower or Guarantor of at least $5,000,000.00 in the aggregate or (b) one or more debt or equity financings by the Borrower or the Guarantor resulting in net cash proceeds to the Borrower or Guarantor of at least $5,000,000.00 in the aggregate.

“Loan(s)” shall mean the aggregate amount of all Advances made by the Lenders to the Borrower, under and pursuant to this Agreement.

“Loan Commitment” shall mean the aggregate Lender Commitment Amounts which may be increased as additional Lenders become parties to this Agreement.

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“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower or the Guarantor for the benefit of the Lenders pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Material Adverse Effect” shall mean (a) a material impairment of the ability of the Borrower to perform any of the Obligations under any of the Loan Documents, or (b) a material adverse effect on (i) the legality, validity, binding effect or enforceability against the Borrower of any of the Loan Documents, (ii) the perfection or priority of any Lien granted to the Lenders under any Loan Document, or (iii) the rights or remedies of the Lenders under any Loan Document.

“Maturity Date” shall mean the earlier of (x) September 30, 2018 and (y) two (2) Business Days following a Liquidity Event, unless extended by the Lender pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Required Lenders in their sole and absolute discretion in substitution for the Note.

“Net Income” shall mean, with respect to the Borrower for any period, the consolidated net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.3(a)hereof.

“Note” shall mean a promissory note in the form prepared by and acceptable to the Lenders, dated as of the date hereof, in the amount of the Loan Commitment and maturing on the Maturity Date, duly executed by the Borrower and payable to the order of the Lenders, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Lenders and given in substitution therefor.

“Obligations” shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lenders hereunder, any expenses incurred by the Lenders hereunder and any and all other liabilities and obligations of the Borrower to the Lenders under this Agreement and any other Loan Document, including any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrower which are owed to the Lenders or any Affiliate of the Lenders, and all Lenders, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof. The term “Obligations” shall not however, refer to the obligations under Section 14 hereof.

“Obligor” shall mean the Borrower, Guarantor, and any other party liable with respect to the Obligations.

“Operating Expense Debt” shall mean any Debt or Contingent Liability that is incurred by a Person in connection with the conduct of its business for the payment of goods or services, each solely to the extent contemplated by the Approved Budget or the liabilities of the Guarantor outstanding as of the date hereof and provided to the Administrative Agent, after giving effect to Permitted Budget Variances.

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“Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Partnership and LLC Collateral” means any and all limited liability and general partnership interests, limited liability company interests or other Capital Securities of any type or nature (including any such interests in any of the Borrower’s direct or indirect Subsidiaries now or hereafter owned by the Borrower), whether now existing or hereafter acquired or arising.

“Payment Shares” means all of the issued and outstanding shares of the ownership interests, whether certificated or uncertificated, of the Borrower’s direct or indirect Subsidiaries now or hereafter owned by the Borrower, including each Subsidiary.

“Permitted Budget Variance” means any variance in any of specified cost, expense or disbursement in the Approved Budget if after giving effect to such variance and all other expected variances to the Approved Budget, the aggregate amount of costs, expenses and disbursements are reasonably expected to not exceed the aggregate costs, expenses and disbursements in the Approved Budget plus 10%.

“Permitted Indebtedness” means (a) Operating Expense Debt, Acquisition Debt, Existing Debt or trade payables and accrued expenses incurred by such Person in connection with the preparation and filing of reports or registration statements with the Securities and Exchange Commission or related matters and (b) Debt owed by the Borrower or any of its Affiliates as of the date of this Agreement.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which the Borrower maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Ten Thousand and 00/100 Dollars ($10,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards are not final and non-appealable; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower; (f) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased) to the extent such are Acquisition Debt or Existing Debt; (g) Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired and that such are Acquisition Debt or Existing Debt; (h) Liens granted to the Lenders hereunder and under the Loan Documents; and (i) any Liens incurred in connection with any Acquisition Debt or Existing Debt.

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“Permitted Private Sale” shall mean a sale of the Collateral that is: (i) marketed by a nationally recognized real estate brokerage company; (ii) that is retained at the expense of the Borrower; (iii) selected by the Borrower and approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned; (iv) marketed on customary terms; and (v) provides for a sale of the Collateral at a minimum price that is not less than the fair value as reasonably determined by the Borrower.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Collateral” means any and all of the following, in each case to the extent Collateral: (a) Rights to Payment with respect to (i) Payment Shares; (ii) additional capital stock or other equity securities of the direct or indirect Subsidiaries of the Borrower, whether certificated or uncertificated; (iii) other Investment Property of the Borrower; (iv) warrants, options or other rights entitling the Borrower to acquire any interest in capital stock or other securities of such Subsidiaries or any other Person; (v) Partnership and LLC Collateral; (vi) securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (vii) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (viii) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (b) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, the Borrower.

“Public Offering Date” shall mean either: (i) the effective date of a registration statement filed under the Securities Act of 1933, as amended, for the common stock of Guarantor; or (ii) the date that the Guarantor has filed a Form 10 registration statement if the the Guarantor reasonably believes in good faith that such filing complies with the requirements of the Exchange Act in all material respects.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Loans representing the plurality of the sum of the aggregate amount of Loans outstanding at the time of determination; provided that, as if Lenders represent equal shares, , Required Lenders shall mean all Lenders.

“Rights to Payment” means any and all of the Borrower’s Accounts and any and all of the Borrower’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Payment Shares, Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations or other Collateral.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have fifty percent (50.00%) or more of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct or indirect Subsidiaries of the Borrower.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market operated by OTC Markets and the OTCQB market operated by OTC Markets Group or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 15.17 hereof.

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“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. or a similar report that is generally accepted in the financial industry (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is then traded on the OTC Bulletin Board, the average closing bid price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the OTC Bulletin Board is not a Trading Market and if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Administrative Agent and reasonably acceptable to the Borrower, the fees and expenses of which shall be paid by the Borrower.

1.2.        Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements that may be furnished to the Lenders pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lenders hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3.        Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

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1.4.        Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)          Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c)          The term “including” is not limiting, and means “including, without limitation”.

(d)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)           To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

(g)          This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cummulative and each shall be performed in accordance with its terms.

SECTION 2.	COMMITMENT OF THE LENDER.

2.1.        Loan Closings.

(a)          Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, each of the Lenders agrees to make an Advance in an amount equal to such Lender’s Lender Commitment Amount on the date that this Agreement is fully executed and delivered or such other date as approved by the Administrative Agent. Advances made by the Lenders that are repaid in accordance with the terms and conditions hereof may not be borrowed again. The Advances shall be used by the Borrower for the purpose of working capital for general corporate purposes for such assets in accordance with the budget or payment schedule attached hereto as Exhibit A (the “Approved Budget”), subject to Permitted Budget Variances.

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(b)          Advance Interest and Payments.

(i)          Except as otherwise provided in this Section 2.1(b), the principal amount of the Advances outstanding from time to time shall bear interest at the Interest Rate. Interest on each Advance shall accrue from the date such Advance is made, and accrued and unpaid interest on the unpaid principal balance of all Advances outstanding from time to time, shall be due and payable on the Maturity Date. Any amount of interest on the principal amount of the Advances which is not paid when due shall be added to the principal balance of the Loan. Any principal amount of the Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(ii)         Each prepayment of the Loans shall be applied to the Advance then outstanding for the longest period of time as follows: first, to any accrued and unpaid costs and expenses incurred by the Lenders hereunder which are payable by the Borrower hereunder; second, to the remaining outstanding principal amount of the Loan; and third, to accrued and unpaid interest on the principal amount of the Loans. Payments on the Loans shall be made in the order of the Advances so that the Loan with respect to an Advance that is outstanding for the longest period of time is paid in full prior to the Loan with respect to any other Advance then outstanding.

(c)          Advance Principal Payments.

(i)          Advance Mandatory Payments. All Advances hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.

(ii)         Optional Prepayments. The Borrower may from time to time prepay the Advances, in whole or in part, without any prepayment penalty, fee or similar amount whatsoever, provided that any prepayment of principal shall include all accrued and unpaid interest thereon to the date of such prepayment.

2.2.        Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be paid, at the Borrower’s election, in either cash or in shares of Common Stock in an amount equal to the Interest Share Amount, calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.

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2.3.        Taxes.

(a)          Except as otherwise provided with respect to Tax Withholdings, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any of the Lenders as a result of a present or former connection between any of the Lenders and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein other than any such connection arising solely from any of the Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document (“Lender Jurisdiction Taxes”). Notwithstanding the foregoing, the Borrower shall withhold amounts for any payments of interest (“Tax Withholdings”) required under the Internal Revenue Code of 1986, as amended (the “Code”) and remit such payments as required under the Code and such amounts shall be deemed a payment of interest under this Agreement to the applicable Lender.

(b)          The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)          At the request of the Borrower and at the Borrower’s sole cost, the applicable Lender shall take reasonable steps to (i) contest its liability for any Other Taxes that have not been paid, or (ii) seek a refund of any Other Taxes that have been paid.

(d)          Whenever any Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lenders to which such payment was applicable a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Other Taxes when due to the appropriate taxing authority or fails to remit to the applicable Lenders the required receipts or other required documentary evidence or if any governmental authority seeks to collect any Other Tax directly from the Lenders for any other reason, the Borrower shall indemnify the applicable Lenders on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lenders to the extent arising from any such failure by the Borrower.

(e)          The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.4.        All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower, and shall be secured by Lenders’ security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lenders.

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SECTION 3.	CONDITIONS PRECEDENT.

3.1.        Conditions Precedent to Closing. Notwithstanding any other provision of this Agreement, the Lenders shall not be required to consummate the transactions contemplated if any of the following conditions shall have occurred:

(a)          Loan Documents. The Borrower shall have failed to execute and deliver to the Lenders any of the following Loan Documents, all of which must be satisfactory to the Lenders and the Lenders’ counsel in form, substance and execution:

(i)          Loan Agreement. This Agreement duly executed by the Borrower.

(ii)         Note. A Note duly executed by the Borrower, in the form prepared by and acceptable to the Administrative Agent.

(iii)        Guaranty. Guaranty dated as of the date of this Agreement, executed by the Guarantor to and for the benefit of the Lenders, in the form prepared by and acceptable to the Administrative Agent (the “Guaranty”).

(iv)        Organizational and Authorization Document. Copies of

(A)         the Borrower Organizational Documents;

(B)         resolutions of the general partner of the Borrower approving and authorizing the Borrower’s execution, delivery and performance of the Loan Documents and the transactions contemplated thereby;

(C)         signature and incumbency certificates of the officers of the general partner of the Borrower, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lenders may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and

(D)         good standing certificates of the Borrower in the state of Delaware.

(v)         Insurance. Evidence satisfactory to the Administrative Agent of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Administrative Agent, as agent for each of the Lenders has been named as a lender’s loss payee on all such insurance policies.

(vi)        Acquisition Agreements. The Borrower shall have executed and have the right and option to purchase the Initial Real Estate Assets on terms set forth in the business plan delivered by Borrower to the Administrative Agent.

(vii)       Additional Documents. Such other certificates, financial statements, schedules, resolutions, notes and other documents which are provided for hereunder or which the Administrative Agent shall reasonably require.

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(b)          Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers, directors or shareholders having a Material Adverse Effect upon the Borrower.

(c)          Representations and Warranties. The representations or warranties of the Borrower contained herein or in any Loan Document shall be true or correct as of the date of the initial Advance Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

(d)          Fees and Expenses. The Lenders and the Administrative Agent shall have been paid all fees, charges and expenses to the extent due and payable to such Persons under the terms of this Agreement.

SECTION 4.	NOTE EVIDENCING LOAN.

4.1.        Note. The Advances shall be evidenced by the Note that is payable to the Administrative Agent as agent for the Lenders. At the time of the initial disbursement of an Advance and at each time any additional Advance shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lenders. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Advances advanced hereunder, (ii) any accrued and unpaid interest owing on the Advances, and (iii) all amounts repaid on the Advances. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the principal amount of the Advances, together with all interest accruing thereon.

SECTION 5.	MANNER OF BORROWING.

5.1.        Borrowing Procedures.

(a)          Each Advance other than the initial funding of the Loans under Section 3.1, shall be made available to the Borrower upon delivery of a written Advance request which the Lenders in good faith believe to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective upon receipt by the Lenders, shall be irrevocable, and shall specify the date and amount of the Advance and, if applicable, the name, address and account information of the Borrower’s payee to be paid with the proceeds of such Advance.

(b)          Each request for an Advance shall, if requested by the Administrative Agent, specify the items in the Approved Budget as to which the proceeds of such Advance shall be applied and, subject to Section 3.2, be funded by the Lenders in proportion to their remaining Lender Commitment Amount on the date of the funding of such Advance, which shall be on the date that is than two (2) Business Days after the written Advance request is delivered to the Lenders.

(c)          In the event that any Lender does not timely fund such Advance on such date, then the other Lenders shall fund the shortfall on the date that is two (2) Business Days after the date of such default or failure to fund (provided, however, that in no event shall any Lender be required to fund any amount in excess of such Lender’s Lender Commitment Amount).

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(d)          An Advance request shall be deemed to be received by the Lenders on the Business Day delivered if it is duly delivered no later than 11:00 a.m. Eastern Time on such day and if not so delivered, such request shall be deemed delivered on the immediately following Business Day.

(e)          No approval of any Lender shall be required if such written Advance is duly delivered in proper form; provided, that the obligation of the Lenders to any Advance shall be subject to the conditions set forth in Section 3.2 and the funding of an Advance shall not be excused on account of any failure for the satisfaction of any such conditions if a certificate of an officer of the Borrower is provided to the effect that such conditions are satisfied unless prior to date that an Advance is to be funded the Lenders provide a notice specifying the condition that is not so satisfied.

5.2.        Discretionary Disbursements. The Administrative Agent, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loan made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid.

SECTION 6.	SECURITY FOR THE OBLIGATIONS.

6.1.        Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Administrative Agent and does hereby grant to the Administrative Agent, for the ratable benefit of the Lenders, a continuing and unconditional security interest in and to any and all assets and property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)          all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Administrative Agent, the Lenders or any agent or bailee for the Lenders or any parent, Affiliate or Subsidiary of the Lenders or any participant with the Lenders in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, distributions, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)          the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

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(i)          All Debt Instruments;

(ii)         All Accounts;

(iii)        All Rights to Payment including, without limitation, in connection with Borrower’s direct or indirect ownership interest in all Pledged Collateral;

(iv)        All Goods, including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(v)         All Software and computer programs;

(vi)        All Deposit Accounts;

(vii)       All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims, and General Intangibles, including Payment Intangibles; and

(viii)      All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including, without limitation, all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

(c)          Notwithstanding the foregoing, solely to the extent that (i) an agreement, document or instrument that Guarantor, Borrower or any of its Subsidiaries becomes a party or any of their respective properties becomes bound, and that governs the rights regarding any Lien (an “Existing Restrictive Agreement”) restricts the asset subject to such Lien to be pledged as Collateral hereunder (such asset, an “Existing Lien Restricted Asset”), or (ii) the terms of a Permitted Lien governing Acquisition Debt (a “Permitted Restrictive Agreement”) would restrict the asset subject to such Permitted Lien from being pledged as Collateral hereunder (such asset, together with any Existing Lien Restricted Asset, a “Restricted Asset”), then the Liens granted hereunder with respect to such Restricted Asset shall be limited to such security interests as may be granted to Lender in accordance with such Existing Restrictive Agreement or such Permitted Restrictive Agreement, as applicable.

6.2.        Delivery of Debt Instruments. The Borrower shall deliver to the Administrative Agent immediately upon the Administrative Agent’s demand, all documents, including promissory notes, evidencing the Debt Instruments, together with such documentation as the Administrative Agent reasonably require to fully assign the Debt Instruments to Lenders or the Administrative Agent on behalf of the Lender to perfect the security interest granted under this Agreement.

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6.3.        Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, and subject to Borrower’s obligations as to mandatory prepayment pursuant to Section 2.1(c), the Borrower shall be entitled to possession or use of the Collateral (other than Debt Instruments or other Instruments, Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required or that may be required to be delivered to the Administrative Agent pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Lenders to retain the Collateral for any other of the Obligations. The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral.

6.4.        Financing Statements. The Borrower shall, at the Administrative Agent’s request, at any time and from time to time, execute and deliver to the Administrative Agent such financing statements, amendments and other documents and do such acts as the Administrative Agent deems reasonably necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Administrative Agent, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Administrative Agent at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Administrative Agent to file this Agreement as a financing statement in any jurisdiction. The Borrower agrees to furnish any such information to the Administrative Agent promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Administrative Agent in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Administrative Agent’s security interests in the Collateral.

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6.5.        Preservation of the Collateral. The Lenders may, but are not required, to take such actions from time to time as the Administrative Agent deems appropriate to maintain or protect the Collateral. The Lenders shall have exercised reasonable care in the custody and preservation of the Collateral if the Lenders take such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lenders’ status as a secured party, but the failure of the Lenders to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, a Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (ii) not extend to matters beyond the control of the Lenders, including, without limitation, acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Lenders to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Lenders in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lenders that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Lenders shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.6.        Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Administrative Agent to ensure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral to the extent necessary to have a perfected security interest as provided in this Agreement.

6.7.        Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Lenders thereof and, at the request and option of the Administrative Agent, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lenders of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Lenders to become the transferee beneficiary of the letter of credit, with the Lenders agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

SECTION 7.	REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to make the Loans, the Borrower makes the following representations and warranties to each Lender, each of which shall survive the execution and delivery of this Agreement:

7.1.        Borrower Organization and Name The Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of the Borrower is Gadsden Growth Properties, L.P., and it currently does not conduct, nor, has it during the last five (5) years conducted, business under any other name or trade name.

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7.2.        Authorization. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Borrower Organizational Documents. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3.        Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4.        Consent: Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the Borrower Organizational Documents, or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Lenders created pursuant to this Agreement.

7.5.        Ownership of Properties; Liens. The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6.        Equity Ownership. All issued and outstanding Capital Securities of the Guarantor and Borrower are duly authorized and validly issued, fully paid, and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower or Guarantor that would prohibit the Guarantor from issuing the Capital Securities to the Lenders pursuant to SECTION 14.

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7.7.        Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or Guarantor, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon the Borrower or Guarantor, other than potential claims by holder of promissory notes issued by the Guarantor and its account payables that are in each case overdue.

7.8.        Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Documents, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

7.9.        Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.10.      Solvency, etc. As of the date hereof, after giving effect to each Loan hereunder and the use of the proceeds thereof, including the acquisition of real estate and related assets by Borrower or one of its Subsidiaries as contemplated by Guarantor’s business plan, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.11.      Security Interest. This Agreement creates a valid security interest in favor of the Lenders in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lenders or delivery of such Collateral to the Lenders, shall constitute a valid, perfected, security interest in such Collateral.

7.12.      Lending Relationship. The relationship hereby created between the Borrower, the Administrative Agent and the Lenders is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. Each Lender represents that it will receive any Note payable to its order as evidence of a bank loan.

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7.13.      Taxes. Each of the Borrower and the Guarantor has timely filed all tax returns and reports required by law to have been filed by it (after giving effect to duly filed extensions) and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lenders and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of the Borrower, threatened in respect of any tax returns of the Borrower or the Guarantor. Each of the Borrower and the Guarantor has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.14.      Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.15.      Governmental Regulation. The Borrower is not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.16.      Place of Business. The principal place of business of the Borrower is set forth in the preamble to this Agreement and all Collateral and books and records of Borrower are located at such principal place of business of Borrower. Borrower shall promptly notify the Administrative Agent and the Lenders of any change in such location. The Borrower will not remove or permit the Collateral to be removed from such location without the prior written consent of the Lender.

7.17.      Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lenders for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lenders pursuant hereto or in connection herewith will be, when taken together (including supplements and modifications and correction), true and accurate in every material respect as of the date of this Agreement and the date of every Advance, and none of such information is or will be incomplete in any material respect by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and, further, that Borrower and the Guarantor have substantial liabilities in excess of their assets and the only assets that the Borrower or any of its Subsidiaries have immediately prior to the date of this Agreement are certain rights to acquire real property interests.

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7.18.      Compliance with Certain Laws.

(a)          As of the date of this Agreement, each of the Borrower and Guarantor is in full compliance with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Lenders Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(b)          The Borrower and Guarantor represent and warrant that: (a) neither it, he, nor she, nor any of their owners, or any officer, director or employee, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Gadsden Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (b) it is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (c) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Gadsden Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

(c)          The Borrower and Guarantor acknowledge that it/he/she understands and has been advised by its own legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Lender Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

(d)          Neither the Borrower, the Guarantor, nor any of its respective affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any of its respective Affiliates is in violation of, nor will the use of the Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

SECTION 8.	AFFIRMATIVE COVENANTS.

8.1.        Intentionally Omitted.

8.2.        Borrower Existence. The Borrower shall at all times preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which the Borrower is presently conducting.

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8.3.        Compliance With Laws. The Borrower shall use the proceeds of the Loans solely for the purposes set forth in the request for Advance submitted to the Lenders pursuant to Section 5 and not in contravention of any requirements of law and not in violation of this Agreement, and shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended.

8.4.        Payment of Taxes and Liabilities. The Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5.        Maintain Property. The Borrower shall at all times maintain, preserve and keep its properties and Equipment, including, but not limited to, any Collateral, in good repair, working order and condition, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Administrative Agent to reasonably examine and reasonably inspect such properties and Equipment, including, but not limited to, any Collateral, at all reasonable times.

8.6.        Maintain Insurance. The Borrower shall maintain the insurance coverage described on the Acord certificate delivered to the Administrative Agent prior to the initial funding of the Loans under Section 3.1.

8.7.        ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lenders immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Lenders of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

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8.8.        Financial Statements. The Borrower and Guarantor shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lenders or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower and the Guarantor, including, but not limited to:

(a)          promptly when and if available, and in any event, within ninety (90) days after the close of each of its fiscal years ending on or after December 31, 2018, a copy of the annual reviewed financial statements of the Borrower, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, certified by an independent certified public accountant of recognized standing, selected by the Borrower; and

(b)          a copy of all financial and other statements that are filed by Guarantor with the Securities and Exchange Commission.

8.9.        Other Reports. The Borrower shall, within such period of time as the Lenders may specify, deliver to the Lenders such other financial schedules and reports as the Administrative Agent may reasonably require.

8.10.      Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lenders’ Lien in the Collateral.

8.11.      Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Lenders of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect. Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the commencement thereof, give notice to the Lenders in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

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8.12.      Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.13.      Administration of the Rights to Payment and Pledged Collateral.

(a)          Collection of Rights to Payment. Until the Lenders exercise Lenders’ rights hereunder to collect Rights to Payment with respect to the Collateral of the Lenders, the Borrower shall endeavor in the first instance to diligently collect all amounts due or to become due on or with respect to the Rights to Payment.

(b)          Voting Prior to an Event of Default. Unless an Event of Default shall have occurred and is continuing (i) subject to Section 2.1(c), the Borrower shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution, if any, in respect of the Pledged Collateral, to the extent consistent with the Loan Documents; and (ii) the Borrower shall have the right to vote the Pledged Collateral and to give consents, ratifications and waivers in respect thereof, and shall retain the power to control the direction, management and policies of any Person comprising the Pledged Collateral to the same extent as the Borrower would if the Pledged Collateral were not pledged to the Lenders pursuant to this Agreement; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would have the effect of materially impairing the position or interest of the Lenders in respect of the Pledged Collateral or which would alter the voting rights with respect to the stock or other ownership interest in or of any such Person or be inconsistent with or violate any provision of this Agreement or any other Loan Documents. If applicable, the Borrower shall be deemed the beneficial owner of all Pledged Collateral for purposes of Sections 13 and 16 of the Exchange Act and agrees to file all reports required to be filed by beneficial owners of securities thereunder.

(c)          General Authority upon an Event of Default. Upon the occurrence and during the continuance of any Event of Default:

(i)          the Lenders shall be entitled to receive all distributions and payments of any nature with respect to the Collateral, to be held by the Lenders as part of such Collateral; and

(ii)         the Lenders shall have the right following prior written notice to the Borrower to vote or consent to take any action with respect to the Collateral and exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to such Collateral, as if the Lenders were the absolute owner thereof.

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(d)          Distributions to Be Held for Lenders. Upon the occurrence and during the continuance of any Event of Default, distributions and other payments which are received by the Borrower but which it is not entitled to retain as a result of the operation of this Section 8.13 shall be held in trust for the benefit of the Lenders, be segregated from the other property or funds of the Borrower, and be forthwith paid over or delivered to the Lenders in the same form as so received.

8.14.      Further Assurances. The Borrower shall take such actions as are necessary or as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of the Borrower, in each case as the Administrative Agent may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

SECTION 9.	NEGATIVE COVENANTS.

9.1.        Debt. Without the prior written consent of the Administrative Agent, the Borrower shall not incur, and Borrower will not permit any of its Subsidiaries to incur, additional Debt other than Permitted Indebtedness as provided herein.

9.2.        Encumbrances. The Borrower shall not, and shall cause each of its direct and indirect Subsidiaries not to, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower or such Subsidiary, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3.        Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a)          Investments in any direct or indirect Subsidiary, including the payment for any Contingent Liability of such Person;

(b)          Investments in any real estate asset owned directly or indirectly by the Borrower;

(c)          Cash Equivalent Investments;

(d)          bank deposits in the ordinary course of business;

provided, however, that no Investment otherwise permitted by subsections (a) or (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4.        Transfer; Merger; Sales. The Borrower shall not, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities, or (c) sell or assign, with or without recourse, any receivables.

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9.5.        Related Party Distributions. Except as provided in the Approved Budget the Borrower shall not, (a) make any distribution (excluding, however, salary, bonuses made in the ordinary course) or dividend (other than stock dividends), in cash to any of its equity holders other than to the extent required for the Guarantor to continue to qualify under the Code as a real estate investment trust, (b) purchase or redeem any of its equity interests or other Capital Securities or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, or (d) set aside funds for any of the foregoing, in each case, other than as contemplated by the Approved Budget.

9.6.        Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Lenders and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

9.7.        Cancellation of Debt. The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.8.        Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower from granting to the Lenders a Lien on any of its assets.

9.9.        Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not (a) engage in any line of business other than that which permits the Guarantor to qualify as a real estate investment trust under the Code and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit any Borrower Organizational Documents to be amended or modified in any way which would reasonably be expected to materially adversely affect the interests of the Lenders.

SECTION 10.	EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

10.1.      Nonpayment of Obligations. Any amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

10.2.      Misrepresentation. Any written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Lenders shall, when considered in the aggregate, be false in any material respects when made, or if any financial data or any other information now or hereafter furnished to the Lenders by or on behalf of any Obligor shall when made be false, inaccurate or misleading in any material respect.

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10.3.      Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of ten (10) Business Days after the Borrower receives notice or knowledge from any source of such failure to perform or default in performance, or in the other Loan Documents or any other agreement with the Lenders and such failure to perform or default in performance continues beyond any applicable grace or cure period.

10.4.      Default under Loan Documents. A default under any of the other Loan Documents, which default continues after the cure or grace period specified therein or for a period of ten (10) days if no such period is specified.

10.5.      Default under Other Debt. Other than defaults on: (i) Existing Debt which are continuing on the date the relevant investment or acquisition is made, or (ii) the Debt of Guarantor (collectively, the “Existing Defaults”), any default by any Obligor or of any of the Borrower’s direct or indirect Subsidiaries in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

10.6.      Other Material Obligations. Other than the Existing Default, any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor or any direct or indirect Subsidiary of Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

10.7.      Bankruptcy, Insolvency, etc. Any Obligor admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within one hundred and twenty (120) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for one hundred and twenty (120) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

10.8.      Change in Control. The occurrence of any Change in Control.

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10.9.      Collateral Impairment.

(a)          The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations.

(b)          The loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral, which causes the Collateral, in the reasonable opinion of the Administrative Agent, acting in good faith, to become unsatisfactory as to value or character, or which causes the Administrative Agent to reasonably believe that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence if and only that such deterioration, impairment, decline or depreciation is a result of the failure by the Borrower or any Subsidiary to do any act deemed reasonably necessary by the Administrative Agent to preserve and maintain the value and collectability of the Collateral that has been provided to the Borrower in notice by the Administrative Agent.

10.10.    Cash Shortfall. The net cash flow with respect to the Initial Real Estate Assets during any two calendar month period is, in the aggregate, less than 85% of the amount projected by the Borrower in the cash flow projections that the Borrower has delivered to the Administrative Agent during such period, other than as a result of a casualty that will be reimbursed by insurance and other than to the extent of excess of the net cash flow over the projected cash flow for the prior periods

10.11.    Guaranty. There is a discontinuance by the Guarantor of the Guaranty, or the Guarantor shall contest the validity of the Guaranty.

SECTION 11.	REMEDIES.

11.1.      General Remedies. Upon the occurrence of an Event of Default, the Administrative Agent, on behalf of the Lenders, shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the Administrative Agent may, if so instructed by the Required Lenders, declare all commitments to the Borrower hereunder to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default, under Section 10.7, all commitments of the Lenders to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lenders. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lenders’ rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower, the Guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

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11.2.      Possession and Assembly of Collateral. The Administrative Agent, on behalf of the Lenders, may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Administrative Agent already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Administrative Agent shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Lenders or the Administrative Agent. At the Administrative Agent’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Administrative Agent at a place or places to be designated by the Administrative Agent which is reasonably convenient to the Administrative Agent and the Borrower.

11.3.      Sale of Collateral. The Administrative Agent, on behalf of the Lenders, may sell any or all of the Collateral at public or Permitted Private Sale in accordance with the UCC, upon such terms and conditions as the Administrative Agent may deem proper and the Administrative Agent and any other Lender may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Administrative Agent may be unable to affect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more Permitted Private Sales to a restricted group of offerees and purchasers. The Borrower consents to any such Permitted Private Sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Administrative Agent at least ten (10) Business Days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Administrative Agent relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lenders, the Administrative Agent or their respective Related Parties, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Administrative Agent shall deem appropriate and commercially reasonable. The Borrower expressly absolves the Lenders and Administrative Agent and their respective Related Parties from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

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11.4.      Standards for Exercising Remedies. Borrower, the Administrative Agent and Lenders agree that in exercising remedies provided by the UCC or other applicable law that impose duties on the Lenders or the Administrative Agent to exercise such remedies in a commercially reasonable manner: (a) neither the Administrative Agent nor the Lenders shall be required to incur expenses incident to the preparation of Collateral for disposition if it is unlikely Lenders will recover such expenses in connection with the disposition; (b) neither the Administrative Agent nor the Lenders shall be required to obtain any third party consents for access to Collateral or, if not required by other law, shall not be required to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (c) Lenders or the Administrative Agent may determine in its reasonable discretion whether to exercise collection remedies against Account Debtors either directly or through collection agencies or to remove adverse claims against the Collateral; (d) Neither the Administrative Agent nor the Lenders shall be required to privately contact other potential acquirers of the Collateral, to retain an auctioneer for public sale or procure the services of other professionals; (e) Lenders or the Administrative Agent may utilize internet auction sites, (f) Lenders or the Administrative Agent may offer the Collateral for sale in its entirely or as divisible units; (g) Lenders or the Administrative Agent may disclaim disposition warranties, including, without limitation, any warranties of title; and (h) Lenders may, at their sole expense, purchase insurance or credit enhancements to insure the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Lenders a guaranteed return from the collection or disposition of Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Lenders or the Administrative Agent would be commercially reasonable in the Lenders’ exercise of remedies against the Collateral and that other actions or omissions by the Lenders or the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Lenders or the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

11.5.      UCC and Offset Rights. The Administrative Agent, on behalf of the Lenders, may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Administrative Agent, acting on behalf of the Lenders, and may, without demand or notice of any kind, notwithstanding anything herein to the contrary, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Lenders may, from time to time, elect, any indebtedness of the Lenders to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Lenders. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Administrative gent, acting on behalf of the Lenders, in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Lenders to any Obligor.

11.6.      Additional Remedies. The Administrative Agent, on behalf of the Lenders, shall have the rights and powers to:

(a)          instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, the applicable Account Debtors, to make payment directly to the Administrative Agent of any amounts due or to become due thereunder, or the Administrative Agent may directly notify such obligors of the security interest of the Administrative Agent, and/or of the assignment to the Administrative Agent of the Collateral and direct such obligors to make payment to the Administrative Agent of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

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(b)          enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)          take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)          extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)          grant releases, compromises or indulgences with respect to the Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)           transfer the whole or any part of securities which may constitute Collateral into the name of the Administrative Agent or the Administrative Agent’s nominee without disclosing, if the Required Lenders so desire, that such securities so transferred are subject to the security interest of the Administrative Agent, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lenders or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Lenders or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)          vote the Collateral;

(h)          make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lenders or Administrative Agent as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lenders’ rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Lenders for the Obligations; and

(i)           at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Administrative Agent's or the Lenders’ rights hereunder, under any Note or under any of the other Obligations.

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The Borrower hereby ratifies and confirms whatever the Lenders or Administrative Agent may do with respect to the Collateral and agrees that neither the Administrative Agent nor the Lenders shall be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

11.7.      [RESERVED]

11.8.      No Marshaling. The Lenders shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lenders’ rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

11.9.      Application of Proceeds. The Administrative Agent, acting on behalf of the Lenders, will within two (2) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Administrative Agent shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Administrative Agent or the Lenders of all or any part of the Collateral may be first applied by the Lenders to the payment of expenses incurred by the Administrative Agent in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 12.17 hereof.

11.10.    No Waiver. No Event of Default shall be waived by the Lenders except in writing. No failure or delay on the part of any Lender or the Administrative Agent in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lenders to exercise any remedy available to the Lenders in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lenders, no remedy of law will provide adequate relief to the Lenders, and further agrees that the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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SECTION 12.	ADMINISTRATIVE AGENT

12.1.      Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Lenders, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf, including execution of the other Loan Documents, and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms of the hereof and thereof, together with such actions, powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and holders of Advances; provided, however, that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other law that may affect a forfeiture, modification or termination of property of a Lender in violation of any bankruptcy or insolvency law. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Loan Document governed by the laws of such jurisdiction on such Lender’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

12.2.      Rights as a Lender. Except as provided in Section 12.11 with respect to the Administrative Agent Fee, the Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Lender and its Affiliates may lend money to, invest in, sell properties or purchase properties to or from the Borrower or any of its Subsidiaries and generally engage in any kind of business with any Lender or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lender serving as the Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

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12.3.      Duties and Obligations.

(a)          The Administrative Agent shall not have any duties or obligations to any Person under this Agreement or the other Loan Documents except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of any other Person and the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Lender or any Subsidiary that is communicated to or obtained or received by the Administrative Agent or any of its Affiliates in any capacity unless such information or communication is provided or authorized under this Agreement for the benefit of the Lenders. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under, or in connection with, any Loan Document with the consent or at the request of the Required Lenders or for any cost, loss or liability resulting therefrom or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default, unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender. Without limitation of the generality of the foregoing, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) and shall not be responsible to any Lender for any statement, warranty or representations (whether written or oral) made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance, satisfaction or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or to inspect the property (including the books and records) of any Obligor, (iv) and shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, sufficiency or value of, or the creation, perfection or priority of any Liens on the Collateral or the existence of the Collateral, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)          Any action, notice, statement or payment that the Borrower or Guarantor or any Related Party of such Person to or for the benefit of the Lenders or any of them, may be taken, given or paid to the Administrative Agent with the same force and effect if taken, given or paid to all of the Lenders or the applicable Lenders and neither the Borrower nor Guarantor shall have any liability or obligation with respect to the actions taken by the Administrative Agent, including any failure of the Administrative Agent to provide such notice, statement or payment (in whole or in part as applicable) to the Lenders or the applicable Lenders as the case may be. Any action, decision, determination that is permitted to be taken by the Lenders under this Agreement shall be taken or made by the Administrative Agent, or the Required Lenders if applicable, and if so taken or made shall be deemed approved by the Lenders for any purpose under this Agreement.

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12.4.      Reliance.

(a)          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability under or in respect of any Loan Document for relying or acting upon: (i) any notice, request, certificate, consent, statement, instrument, document or other writing (which may be by electronic mail) believed by it to be genuine and to have been signed or sent by the proper Person, and (ii) any statement made to it orally or by telephone and believed by it to be made by the proper Person. The Administrative Agent may, at the expense of the Lenders, consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

(b)          The Borrower and the Guarantor shall be entitled to rely upon, and shall not incur any liability for relying upon: (i) any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by any person that is a Related Party of the Administrative Agent, and (ii) any statement made to it orally or by telephone and believed by it to be made by the proper Related Person, and shall not incur any liability for relying thereon.

12.5.      Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates or other persons. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

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12.6.      Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, provided, however, that if no Default or Event of Default shall have occurred and be continuing, (a) such appointment shall be subject to approval of the Borrower (such approval not to be unreasonably withheld or delayed) and (b) any such successor Administrative Agent shall be an Affiliate of TPC. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent which shall be a bank or an investment adviser with an office in New York, New York, or an Affiliate of any such bank or such investment adviser; provided, that: (i) any Lender shall be permitted to be a successor Administrative Agent; and (ii) provided, however, that if no Default or Event of Default shall have occurred and be continuing, if the proposed or appointed successor is not a Lender, then such person shall be the Administrative Agent only with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Loan Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Loan Documents, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents solely with respect to the capacity as the Administrative Agent and not in any other capacity. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, then on such 30th day the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent's resignation shall become effective, (b) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents solely with respect to the capacity as the Administrative Agent and not in any other capacity, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Document for the benefit of the Lenders, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Loan Document, including any action required to maintain the perfection of any such security interest), and (c) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender at the address provided by such Lender to the Borrower.

12.7.      Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Affiliates and based on the financial statements referred to in Section 8.8 and such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

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12.8.      Not Partners or Co-Venturers; Administrative Agent as Representative of the Lenders.

(a)          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)          In its capacity, the Administrative Agent is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders upon the terms of the Loan Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

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12.9.      Credit Bidding. The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

12.10.    Indemnification.

(a)           Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Obligors) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and customary costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct or to the extent paid by Borrower. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any reasonable and customary costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Obligors under Section 15.16, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Obligors. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 12.10 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

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(b)          For purposes of this Section 12.10 , the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by a Lender to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender Party contained in this Section 12.10 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(c)          All obligations of a Lender under this Section 12.10 shall be paid only from the amounts of the Loan otherwise payable by the Borrower to such Lender.

12.11.    Administrative Agent Fee. The Administrative Agent shall be entitled to receive the following fees:

(a)          For the period from the date of this Agreement to the Maturity Date, an aggregate amount of 1,500 shares of Common Stock of the Guarantor, which the Obligors and the Administrative Agent agree have a value of $15,000, which shares shall be issued on the date of this Agreement and vest equally in monthly installments to the Maturity Date; and

(b)          For the period commencing after the Maturity Date, or during any period during an Event of Default and which the Administrative Agent exercises the remedies set forth in Article XI, an amount equal to $10,000 in cash per month (or any part thereof), payable in advance.

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SECTION 13.	INDEMNIFICATION.

13.1.      Obligation to Indemnify. The Borrower agrees to defend, protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party but which shall be limited to one counsel for all Indemnified Parties), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise, but excluding any Lender Jurisdiction Taxes and Tax Withholdings (collectively, “Claims and Losses”) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans or any Advance, the use or intended use of the proceeds of the Loans, the enforcement of the Lenders’ rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lenders; provided, however, the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.

13.2.      Contribution. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.

13.3.      Payment of Obligation. Any liability, obligation, loss, damage, penalty, cost or expense or other Claims and Losses covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral.

13.4.      Survival. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

SECTION 14.	EQUITY BONUS FEE

14.1.      Issuance of Stock. The Guarantor shall issue its shares of common stock, par value $0.01 per share (“Common Stock”) as provided in this Section 14. On the date that is 30 Trading Days after the Public Offering Date the Guarantor will issue to each of the Lenders the number of shares of Common Stock equal to the following: (i) the principal amount of all Loans made by such Lender divided by (ii) the greater of (A) Common Stock Minimum Price or (B) the volume weighted average closing price of the Common Stock on the applicable exchange or trading market (such as the OTCQB) for the 20 trading days after the Public Offering Date. The shares of Common Stock issued to each Lender shall be duly authorized, fully paid and non-assessable. The issuance of such shares of Common Stock shall be an issuance of shares of Common Stock by the Guarantor to the Borrower as a capital contribution to the Borrower and then a transfer of such shares by the Borrower to the Lender as additional fees or interest under this Agreement. Each Lender acknowledges that the shares of Common Stock are “restricted securities” under the Securities Act of 1933, as amended. Each Lender agrees that, as a condition to being issues and such shares of Common Stock, such Lender shall provide such other additional information about such Lender to Guarantor so that Guarantor may comply with applicable federal and state securities laws and that such Lender shall provide such representations and warranties so that Guarantor may issues such shares of Common stock in compliance with applicable federal and state securities laws, such as that such Lender is not taking such shares of Common Stock as part of a distribution of such shares and providing to Guarantor the tax identification number and other registration details for such shares.

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14.2.      Reservation of Shares. The Guarantor shall reserve from its authorized and unissued shares of Common Stock such number of shares of Common Stock that are sufficient to satisfy the obligations in Section 14.1 hereof.

14.3.      Survival. The obligations of the Borrower and Guarantor under this Section 14 shall survive and repayment of the Loans.

SECTION 15.	MISCELLANEOUS.

15.1.      Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Lenders under this Agreement or the Lenders’ rights with respect to the Collateral:

(a)          acceptance or retention by the Lenders of other property or any interest in property as security for the Obligations;

(b)          release by the Lenders of any of the Borrower, the Guarantor, or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)          release, extension, renewal, modification or substitution by the Lenders of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of the Guarantor of the Obligations; or

(d)          failure of the Lenders to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

15.2.      Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower, Guarantor and the Lenders in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower, Guarantor and the Lenders. No promises, either expressed or implied, exist among the Borrower, Guarantor and the Lenders, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Lenders, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against any party merely because of such party’s involvement in their preparation.

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15.3.      Amendments; Waivers. No delay on the part of the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.4.      WAIVER OF DEFENSES. THE BORROWER, ON BEHALF OF ITSELF AND THE GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE LENDER IN ENFORCING THIS AGREEMENT. PROVIDED THE LENDER ACTS IN GOOD FAITH AND IN A COMMERCIALLY REASONABLE MANNER, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

15.5.      FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.6.      Assignability. Each of the Lenders may at any time assign such Lenders’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer such Lender’s rights in any or all of the Collateral, and such Lender thereafter shall be relieved from all liability with respect to such Collateral but shall not, without the prior approval of the Borrower, be relieved of such Lender’s obligation under this Agreement to make an Advance after the date of such assignment, which obligation shall continue in full force and effect without any mitigation unless otherwise expressly agreed by Borrower in writing. In addition, the Lenders may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Lenders or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Administrative Agent. This Agreement shall be binding upon the Lenders and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

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15.7.      Confirmations. The Borrower and the Lenders agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.8.      Binding Effect. This Agreement shall become effective upon execution by the Borrower, the Guarantor, the Administrative Agent and the Lenders. If this Agreement is not dated or contains any blanks when executed by the Borrower and the Guarantor, the Administrative Agent is hereby authorized, without notice to the Borrower or the Guarantor, to date this Agreement as of the date when it was executed by the Borrower and the Guarantor, and to complete any such blanks according to the terms upon which this Agreement is executed.

15.9.      Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York.

15.10.    Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.11.    Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower and Guarantor herein shall, notwithstanding any investigation by the Lenders or the Administrative Agent, be deemed material and relied upon by the Lenders and the Administrative Agent and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lenders, and each Lender has been indefeasibly paid in full in cash. Each Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

15.12.    Extensions of Lenders’ Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of any of the Lender’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Administrative Agent in their sole and absolute discretion in substitution for any Note.

15.13.    Time of Essence. Time is of the essence in making payments of all amounts due the Lenders and the Administrative Agent under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

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15.14.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders or Administrative Agent shall deemed to be originals thereof.

15.15.    Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Lenders’ rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to the Borrower:	Gadsden Growth Properties, L.P.
15150 N. Hayden Road
Suite 220
Scottsdale, AZ 85260
Attention: John Hartman, CEO

If to the Lenders:	To the Administrative Agent
at the address provided by the Administrative Agent
to the Borrower

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

15.16.    Costs, Fees and Expenses. Each party shall pay their own costs and expenses. Notwithstanding the foregoing, the Borrower shall pay the Lenders on demand all costs, fees and expenses incurred after an Event of Default incurred by the Lenders in connection with the enforcement of their rights under the Loan Documents whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and the Lenders with respect thereto) (but limited to the costs, fees and expenses of one counsel and one accounting firm representing the Administrative Agent and the Required Lenders).

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15.17.    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lenders or the Administrative Agent of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of the Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.18.    Customer Identification - USA Patriot Act Notice. The Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lenders’ policies and practices, the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lenders to identify the Borrower in accordance with the Act.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower, the Guarantor, the Administrative Agent and the Lenders have executed this Loan and Security Agreement as of the date first above written.

BORROWER:

GADSDEN GROWTH PROPERTIES, L.P.
a Delaware limited partnership

By:	Gadsden Growth Properties, Inc., a Maryland corporation

	By:	/s/ John Hartman
		Name:	John Hartman
		Title:	CEO

GUARANTOR:

GADSDEN GROWTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ John Hartman
	Name:	John Hartman
	Title:	CEO

Signature Page to

Loan and Security Agreement

Agreed and accepted:

ADMINISTRATIVE AGENT

The Pigman Companies, LLC

By:	/s/ Kris Pigman
	Name:	Kris Pigman
	Title:	Managing Member

Signature Page to

Loan and Security Agreement

[SEPARATE SIGNATURE PAGE FOR EACH LENDER ATTACHED HERETO]

The undersigned agrees to be bound by the terms of the Loan and Security Agreement by and between Gadsden Growth Properties, L.P., Gadsden Growth Properties, Inc. and the other parties thereto.

Loan Commitment Amount:        $

If an Individual:	If an entity:

Name (print or type)	Name of entity (print or type)

By:
(Signature)	(Signature)

Date:
Name

Name of Joint Prospective Investor	Title
(print or type) (if applicable)

Date:
(Joint Signature if applicable)

Date:

Signature Page to

Loan and Security Agreement

Schedule A

Description of the Initial Real Estate Assets

[Distributed to parties]

*      *      *      *      *